Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Third Quarter 2009 Results

Company Reports $(0.02) Loss per Share for Third Quarter 2009

Generates Net Cash from Operating Activities of $2.9 Million in the Third Quarter and $8.7 Million for the First Nine Months of 2009

Company Announces It Has Reached Agreement with Wells Fargo Business Credit, a Division of Wells Fargo Bank N.A., to Provide a Senior Secured, Asset Based Loan of up to $25 Million and with Mill Road Capital to Provide $8M in Junior Capital

AZUSA, CA (November 5, 2009) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three months ended September 30, 2009.

Results for the Third Quarter of 2009

Net sales were $14.2 million for the third quarter of 2009, compared to $20.3 million for the same period in 2008.   Net loss for the third quarter of 2009 was $(0.3) million, or $(0.02) per diluted common share.  This compares to net income of $1.7 million, or $0.12 per diluted common share, for the third quarter of 2008.

Net sales were down in the third quarter of 2009 versus the prior year period primarily due to two factors: first, the previously announced loss of a major customer, and second, lower Canadian sales relative to the strong increases in distribution that the Company achieved in Canada in 2008.   The Company’s planned reduction in promotional pre-pack sales, as discussed in both the first and second quarter earnings releases, was also a contributor.  The Company also noted that the third quarter has historically been a seasonally low net sales period.

Ingrid Jackel, Chairwoman and CEO of Physicians Formula, stated, “Overall results for the third quarter of 2009 were in line with our expectations and we are on track to deliver our full year 2009 guidance.   I am pleased that the operational initiatives we implemented throughout the year have allowed us to stabilize our profits and generate positive cash flow.  I also believe our third quarter performance demonstrates the resiliency of our brand and our ability to effectively navigate the challenges caused by the loss of a major customer, the tough consumer environment and the liquidity constraints we faced during 2009.”

Ms. Jackel continued, “We are also pleased that the Company’s 2010 innovative and meaningfully different new product initiatives have been very well received by our retail partners and, with our impending new financing, we believe we will be well positioned to execute our strategic plan for 2010.”

Refinancing

The Company reached agreement today to refinance its current line of credit borrowings with Union Bank and its current bridge loan financing with Mill Road Capital.  The Company expects to close the refinancing tomorrow, November 6, 2009.

As part of the refinancing, the Company will enter into a senior secured asset-based loan with Wells Fargo Business Credit (“Wells Fargo”) that will provide borrowings of up to $25 million, subject to a borrowing base formula, and an $8 million senior subordinated loan with Mill Road Capital (“Mill Road”), the Company’s largest shareholder.

At closing, the Company will borrow $14.7 million under the maximum $25 million Wells Fargo line, after application of the borrowing base formula, and $8 million of junior capital under a senior subordinated loan from Mill Road, for total borrowings of $22.7 million.   These proceeds will be used in part to repay $7.7 million of current borrowings from Union Bank, net of cash and cash equivalents and restricted cash, and $4.2 million of bridge loan financing from Mill Road.  The Company will also pay $1.8 million in one-time transaction fees.  Therefore, the Company expects to have an additional $6.0 million of availability under the Wells Fargo line, after giving effect to $3.0 million in reserves that will be required under the credit agreement with Wells Fargo.  Upon completion of the refinancing, the Company may use borrowings under the Wells Fargo line and the Mill Road loan for general corporate purposes, including the funding of growth initiatives in the Company’s long-range plan.

Ms. Jackel continued, “I am pleased at the anticipated closing of our refinancing tomorrow.  This will allow us to put the liquidity issues experienced in 2009 behind us.  This new financing should allow us to execute our long-range plan, including the introduction of exciting new product platforms and our efforts to expand sales into new channels and international markets.  We are also pleased at the prospect of partnering with Wells Fargo Business Credit and continuing our relationship with Mill Road Capital, both of which are very supportive of our long-term plans to expand our brand awareness and sales.”

Other Liquidity Considerations

Net cash provided by operating activities for the third quarter of 2009 was $2.9 million and for the first nine months of 2009 was $8.7 million.  Net cash used in operating activities for the third quarter of 2008 was $(2.1) million, and net cash provided by operating activities for the first nine months of 2008 was $13.9 million.

As of September 30, 2009, net debt was $12.1 million, which consisted of $9.3 million of line of credit borrowings and the $4.2 million of bridge financing, net of $1.4 million of cash and cash equivalents and restricted cash.   As of September 30, 2008, net debt was $12.2 million, which consisted of $2.0 million of line of credit borrowings and $11.3 million of term loans, net of $1.1 million in cash and cash equivalents.

Ms. Jackel continued, “We made substantial progress in improving our cash flow generation in the third quarter.  We have implemented improved inventory and overall cash management policies, which led to a $5.0 million increase in operating cash flow during the third quarter of 2009 over the prior year period.”

Outlook

Overall results for the third quarter of 2009 were in line with expectations and the Company is on track to deliver the full year 2009 guidance issued last quarter. As previously noted, while the Company does not currently intend to provide guidance in the future, it believes it is appropriate to do so in 2009 to help frame the financial picture of the Company after the unprecedented loss of a major customer and in light of the unusually difficult consumer environment.

Management currently expects a net loss per diluted common share of between $(0.25) and $(0.33) for the full year 2009.  These earnings per share estimates include the loss of $(0.10) per diluted common share generated in the first nine months of 2009, which, in turn, includes the after-tax, non-cash intangible asset impairment charge of $(0.05) incurred in the second quarter of 2009.  It also includes an anticipated, substantial, non-cash provision in the fourth quarter of 2009 for the Company’s planned discontinuation of slower moving SKUs to provide shelf space at its retail customers for the Company’s 2010 new products.  Absent this non-cash provision in the fourth quarter, the Company would have expected earnings per share for the fourth quarter of 2009 to be positive in the low-to-mid-single digits.

Net cash from operating activities will be negative in the upcoming fourth quarter of 2009 given the seasonal need to produce new products for the first quarter of 2010.  However, when netted against the $8.7 million in operating cash generated in the first nine months of the year, net cash from operating activities for full year 2009 is expected to be positive.

U.S. Market Share Data ($ Share)

Based on retail sales data provided by ACNielsen, the Company’s approximate dollar share of the masstige market, as defined below, was 7.7% for the 52 weeks ended October 3, 2009 compared to 8.0% for the same period in the prior year. This represents no change in dollar sales and a 4% decrease in the Company’s share of the masstige market.  The overall dollar sales for the masstige market remained unchanged during this period.

Ms Jackel noted, “Overall, despite the small decrease in market share versus last year, we continued to make headway in all four of our strategic platforms for 2009, including Mineral Make-up, Natural/Organic Make-up, Bronzers and Eye Shadow Make-up.  This was driven by the performance of our 2009 new products, as well as effective sales and marketing strategies for these four platforms.”

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L'Oreal, Max Factor, Neutrogena, Revlon, OPI, Borghese and Iman. ACNielsen is an independent research entity and its data does not include retail sales from Wal-Mart, the Company’s largest customer, and Canada. In addition, ACNielsen data is based on sampling methodology, and extrapolates from those samples, which means that estimates based on that data may not be precise. The Company’s estimates have been based on information obtained from our customers, trade and business organizations and other contacts in the market, in which the Company operates, as well as management's knowledge and experience in the market in which the Company operates.

Conference Call

The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Thursday, November 5, 2009. Participants may access the call by dialing (877) 941-1427 (domestic) or (480) 629-9664 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Thursday, November 19, 2009. To access the replay, please dial (800) 406-7325 (domestic) or (303) 590-3030 (international), passcode 4171956.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in stores operated by Wal-Mart, Target, CVS and RiteAid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the Company’s refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any additional retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company’s ability to comply with the financial covenants in its debt agreements; the Company’s ability to complete the refinancing of its borrowing under the Union Bank line of credit and the Mill Road Capital bridge loan; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
NET SALES	$14,230	$20,254	$55,453	$85,791
COST OF SALES	7,773	8,431	26,425	39,696
GROSS PROFIT	6,457	11,823	29,028	46,095
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,614	9,878	29,259	38,377
INTANGIBLE ASSET IMPAIRMENT	-	-	1,100	-
(LOSS) INCOME FROM OPERATIONS	(157)	1,945	(1,331)	7,718
INTEREST EXPENSE, NET	367	147	1,046	731
OTHER (INCOME) EXPENSE, NET	(29)	113	(17)	220
(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	(495)	1,685	(2,360)	6,767
(BENEFIT) PROVISION FOR INCOME TAXES	(193)	(1)	(935)	2,044
NET (LOSS) INCOME	$(302)	$1,686	$(1,425)	$4,723

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.02)	$0.12	$(0.10)	$0.33
Diluted	$(0.02)	$0.12	$(0.10)	$0.32

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,589,668	14,105,999	13,581,669	14,099,367
Diluted	13,589,668	14,620,427	13,581,669	14,604,105

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Dollars in thousands, except share data)

	September 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,334	$620
Restricted cash	51	-
Accounts receivable, net of allowance for doubtful accounts of $669 and $838
as of September 30, 2009 and December 31, 2008, respectively	15,016	29,186
Inventories	26,931	29,694
Prepaid expenses and other current assets	1,618	1,515
Income taxes receivable	2,492	-
Deferred tax assets, net	7,327	9,224
Total current assets	54,769	70,239

PROPERTY AND EQUIPMENT—Net	3,847	4,138
OTHER ASSETS—Net	3,783	2,838
INTANGIBLE ASSETS—Net	34,457	36,881
	$96,856	$114,096

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,411	$11,212
Accrued expenses	1,231	1,523
Trade allowances	6,525	4,580
Sales returns reserve	4,829	12,613
Income taxes payable	-	1,675
Line of credit borrowings	9,274	7,935
Related party bridge loan	4,200	-
Debt	-	10,500
Total current liabilities	34,470	50,038

DEFERRED TAX LIABILITIES—Net	10,729	11,475
OTHER LONG-TERM LIABILITIES	706	1,022
Total liabilities	45,905	62,535

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A preferred stock, $0.01 par value—10,000,000 shares authorized, no
shares issued and outstanding at September 30, 2009 and December 31, 2008	-	-
Common stock, $0.01 par value—50,000,000 shares authorized, 13,589,668 and
13,577,118 shares issued and outstanding at September 30, 2009 and
December 31, 2008, respectively	136	136
Additional paid-in capital	59,783	58,968
Accumulated deficit	(8,968)	(7,543)
Total stockholders' equity	50,951	51,561
	$96,856	$114,096

(FACE/F)

Contact:                                   John Mills / Anne Rakunas
                                           ICR, Inc.
                                      (310) 954-1100